                                                                    Exhibit 12-B

                        Atlantic City Electric Company

         Ratio of Earnings to Fixed Charges and Preferred Dividends
         ----------------------------------------------------------
                            (Dollars in Thousands)
                            ----------------------

                                        12 Months
                                          Ended
                                        March 31,                                Year Ended December 31,
                                                     -------------------------------------------------------------------------
                                          1998           1997           1996           1995           1994           1993
                                      -------------  -------------  -------------  -------------  -------------  -------------
Net income                            $      52,479  $      85,747  $      75,017  $      98,752  $      93,174  $     108,026
                                      -------------  -------------  -------------  -------------  -------------  -------------


Income taxes                                 46,616         50,442         36,958         48,277         36,130         45,893
                                      -------------  -------------  -------------  -------------  -------------  -------------

Fixed charges:
    Interest on long-term debt
       including amortization of
       discount, premium and
       expense                               63,969         64,501         64,847         62,879         58,460         61,018
    Other interest                            3,579          3,574          4,019          4,364          4,148          3,884
    Preferred dividend require-
       ments of susidiary
       trust                                  5,775          5,775          1,428              -              -              -
                                      -------------  -------------  -------------  -------------  -------------  -------------
       Total fixed charges                   73,323         73,850         70,294         67,243         62,608         64,902
                                      -------------  -------------  -------------  -------------  -------------  -------------

Nonutility capitalized interest              (1,186)        (1,215)        (1,091)        (1,372)        (1,028)          (871)
                                      -------------  -------------  -------------  -------------  -------------  -------------

Earnings before income taxes
    and fixed charges                 $     171,232  $     208,824  $     181,178  $     212,900  $     190,884  $     217,950
                                      =============  =============  =============  =============  =============  =============


Fixed charges                                73,323         73,850         70,294         67,243         62,608         64,902

Preferred dividend requirement                8,264          7,506         14,214         20,839         22,212         23,723
                                      -------------  -------------  -------------  -------------  -------------  -------------

                                      $      81,587  $      81,356  $      84,508  $      88,082  $      84,820  $      88,625
                                      =============  =============  =============  =============  =============  =============

Ratio of earnings to fixed charges             2.10           2.57           2.14           2.42           2.25           2.46

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, and the interest factor associated with the Company's major leases. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

                                      16